Item 77D and 77Q1(b) - Policies with respect to security investments
On January 24, 2017, the Registrant's Board of Directors approved a change to the principal investment strategies of the Asset Allocation Fund (the "Fund") and approved a change to the Fund's non-fundamental investment restriction relating to investment in foreign securities. On January 27, 2017, the Registrant filed a supplement to the prospectus and statement of additional information of the Fund, each dated October 1, 2016, as supplemented and amended to date, describing these changes, and such supplement is hereby incorporated by reference (SEC Accession No. 0001193125-17-021986).